Exhibit 99.1

NEWS RELEASE

GP Strategies Reports First Quarter 2015 Financial Results

Columbia, MD. May 5, 2015. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended March 31, 2015.
Overview of First Quarter 2015 Results:

•	Revenue of $115.3 million for first quarter of 2015 compared to $117.9 million for first quarter of 2014

•	Gross profit of $19.1 million, or 16.6% of revenue for first quarter of 2015 compared to $18.4 million, or 15.6% of revenue for first quarter of 2014

•	Diluted earnings per share of $0.24 for first quarter of 2015 compared to $0.22 per share for first quarter of 2014

The Company’s revenue decreased $2.6 million or 2% during the first quarter of 2015 compared to the first quarter of 2014. The decline in revenue is due to a $9.7 million revenue decrease in our alternative fuels business due to the completion of projects in 2014 and a $2.4 million revenue decrease due to unfavorable changes in foreign currency exchange rates during the first quarter of 2015 compared to the same period in 2014. Excluding both of these items, the Company's revenue increased $9.4 million or 8% largely due to growth in the Learning Solutions segment which reported 14% organic revenue growth during the first quarter of 2015.

Operating income was $7.3 million for first quarter of 2015 compared to $7.1 million for first quarter of 2014. Included in operating income is a $0.2 million loss on the change in fair value of contingent consideration during the first quarter of 2015 compared to a $0.4 million gain in the first quarter of 2014. Excluding the net gain (loss) on contingent consideration in both quarters, operating income increased 11% or $0.8 million during the first quarter of 2015 due to improved gross margins. In addition, other expense included $0.5 million of foreign currency transaction losses during the first quarter of 2015. Net income was $4.1 million, or $0.24 per diluted share, for the first quarter of 2015 compared to $4.3 million, or $0.22 per diluted share, for the first quarter of 2014.

“In the first quarter of 2015, the Company continued to report improved results, excluding the expected downturn in its non-core alternative fuels operations,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. "Our Learning Solutions segment achieved double-digit organic growth, and overall the Company's gross margins improved, demonstrating that we are seeing a return on our investments in global expansion. In the first quarter, we realigned our operating groups, centralizing our service offerings to better respond to our customers' global needs, and to improve our internal efficiencies to leverage common technologies and practices across the enterprise. We believe our expanded infrastructure and the ability to deliver globally allow us to better support our existing multi-national client base, as well as win new business for our comprehensive service offerings.”

Balance Sheet and Cash Flow Highlights
As of March 31, 2015, the Company had cash and cash equivalents of $12.1 million compared to $14.5 million as of December 31, 2014. The Company had $34.4 million of long-term debt outstanding as of March 31, 2015. In addition, the Company had $21.5 million of short-term borrowings outstanding and $42.6 million of available borrowings under its line of credit as of March 31, 2015.

Cash provided by operating activities was $3.2 million for the three months ended March 31, 2015 compared to $0.7 million for the same period in 2014.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. EDT on May 5, 2015. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-757-8521 or 212-231-2930, using conference ID number 21767762. A telephone replay of the call will also be available beginning at 12:00 p.m. on May 5th, until 12:00 p.m. on May 19th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21767762. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended
	March 31,

	2015	2014

Revenue	$115,253	$117,880
Cost of revenue	96,118	99,525
Gross profit	19,135	18,355
Selling, general and administrative expenses	11,599	11,589
Gain (loss) on change in fair value of contingent consideration, net	(203)	377
Operating income	7,333	7,143
Interest expense	365	205
Other income (expense)	(225)	189
Income before income tax expense	6,743	7,127
Income tax expense	2,636	2,810
Net income	$4,107	$4,317

Basic weighted average shares outstanding	17,159	19,141
Diluted weighted average shares outstanding	17,313	19,422
Per common share data:
Basic earnings per share	$0.24	$0.23
Diluted earnings per share	$0.24	$0.22

Other data:
EBITDA(1)	$9,176	$9,740

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended
	March 31,

	2015	2014
Revenue by segment:
Learning Solutions (2)	$51,829	$43,739
Professional & Technical Services (2)	29,897	40,269
Sandy Training & Marketing	14,729	14,258
Performance Readiness Solutions (2)	18,798	19,614
Total revenue	$115,253	$117,880

Gross profit by segment:
Learning Solutions (2)	$8,347	$6,369
Professional & Technical Services (2)	6,413	7,940
Sandy Training & Marketing	1,976	1,910
Performance Readiness Solutions (2)	2,399	2,136
Total gross profit	$19,135	$18,355

Operating income by segment:
Learning Solutions (2)	$3,154	$1,825
Professional & Technical Services (2)	3,799	4,391
Sandy Training & Marketing	399	577
Performance Readiness Solutions (2)	184	(27)
Gain (loss) on change in fair value of contingent consideration, net	(203)	377
Total operating income	$7,333	$7,143

Supplemental Cash Flow Information:
Net cash provided by operating activities	$3,197	$721
Capital expenditures	(600)	(916)
Free cash flow	$2,597	$(195)

(2)
Effective January 1, 2015, the Company made changes to its organizational structure and transferred the management responsibility of certain business units between segments, which changed the composition of certain of its operating segments. The changes primarily consisted of: (i) the Energy Services group became part of the Professional & Technical Services segment; (ii) certain business units providing leadership development offerings were transferred from the Learning Solutions segment to the Performance Readiness Solutions segment, (iii) a business unit which predominantly provides content development services to U.S. government and commercial clients transferred from the Professional & Technical Services segment to the Performance Readiness solutions segment; and (iv) two business units providing engineering and technical services in Europe were transferred from the Learning Solutions segment to the Professional & Technical Services segment. The Company reclassified the segment financial information above for the prior year period to reflect these changes and conform to the current year's presentation.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (3)
(In thousands)
(Unaudited)

	Quarters ended
	March 31,

	2015	2014
Net income	$4,107	$4,317
Interest expense	365	205
Income tax expense	2,636	2,810
Depreciation and amortization	2,068	2,408
EBITDA	$9,176	$9,740

(3)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Current assets:
Cash and cash equivalents	$12,135	$14,541
Accounts and other receivables	86,564	99,638
Costs and estimated earnings in excess of billings on uncompleted contracts	36,091	30,211
Prepaid expenses and other current assets	19,782	15,967
Total current assets	154,572	160,357
Property, plant and equipment, net	7,447	7,864
Goodwill and other intangibles, net	131,682	136,292
Other assets	954	939
Total assets	$294,655	$305,452

Current liabilities:
Short-term borrowings	$21,534	$20,799
Current portion of long-term debt	13,333	13,333
Accounts payable and accrued expenses	56,425	59,018
Billings in excess of costs and estimated earnings on uncompleted contracts	19,847	23,670
Total current liabilities	111,139	116,820
Long term debt	21,111	24,444
Other noncurrent liabilities	10,161	12,463
Total liabilities	142,411	153,727
Total stockholders’ equity	152,244	151,725
Total liabilities and stockholders’ equity	$294,655	$305,452

© 2015 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

# # # #

C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925